                                                             Exhibit 99.1

J. C. PENNEY COMPANY, INC. DECLARES DIVIDEND AND ANNOUNCES BOARD CHANGE

PLANO, Texas, Dec. 12, 2007 - J. C. Penney Company, Inc. (NYSE:JCP) announced that its Board of Directors declared a quarterly dividend on the Company’s common stock of $0.20 per share. The dividend is payable Feb. 4, 2008, to Company stockholders of record at the close of business on Jan. 10, 2008.

Additionally, the Company announced today that Ann Marie Tallman has resigned from the Board of Directors of J. C. Penney Company, Inc. due to health-related considerations. The resignation was not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

For further information, contact:

Investor Relations
Bob Johnson; (972) 431-2217; rvjohnso@jcpenney.com
Phil Sanchez; (972) 431-5575; psanc3@jcpenney.com

Media Relations
Darcie Brossart or Quinton Crenshaw; (972) 431-3400;
jcpcorpcomm@jcpenney.com

About JCPenney

JCPenney is one of America's leading retailers, operating 1,067 department stores throughout the United States and Puerto Rico, as well as one of the largest apparel and home furnishing sites on the Internet, jcp.com, and the nation's largest general merchandise catalog business. Through these integrated channels, JCPenney offers a wide array of national, private and exclusive brands which reflect the Company's commitment to providing customers with style and quality at a smart price. Traded as "JCP" on the New York Stock Exchange, the Company posted revenue of $19.9 billion in 2006 and is executing its strategic plan to be the growth leader in the retail industry. Key to this strategy is JCPenney's "Every Day Matters" brand positioning, intended to generate deeper, more emotionally driven relationships with customers by fully engaging the Company's 155,000 Associates to offer encouragement, provide ideas and inspire customers every time they shop with JCPenney.

# # #